INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
ECONOMY CARS, INC.
CHATTANOOGA, TENNESSEE

     We have audited the accompanying balance sheet of Economy Cars, Inc., d/b/a Economy Honda Cars (the "Company"), as of December 31, 1997, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Charlotte, North Carolina

May 11, 1998

                              ECONOMY HONDA CARS


                                BALANCE SHEETS


                     December 31, 1997 and March 31, 1998



                                                                           December 31,       March 31,
                                                                               1997             1998
                                                                          --------------   --------------
                                                                                             (Unaudited)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................................    $ 3,834,184      $ 5,396,805
 Accounts receivable (net of allowance for doubtful accounts of $13,505
   at December 31, 1997) ..............................................        842,907          502,165
 Note receivable (Note 2) .............................................        238,960          231,115
 Inventories (Note 3) .................................................      6,541,972        5,552,280
 Other current assets .................................................          4,477            4,477
                                                                           -----------      -----------
   Total current assets ...............................................     11,462,500       11,686,842
PROPERTY AND EQUIPMENT, NET (Note 4) ..................................      1,791,974        1,759,082
                                                                           -----------      -----------
TOTAL ASSETS ..........................................................    $13,254,474      $13,445,924
                                                                           ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Trade accounts payable ...............................................    $   148,073      $   175,090
 Income taxes payable (Note 6) ........................................        251,237           78,781
 Deferred income taxes (Note 6) .......................................        173,511          173,511
 Other taxes payable ..................................................        215,619          269,489
 Accrued payroll and bonuses ..........................................        105,174          298,430
 Liability for finance chargebacks ....................................         95,550           82,889
 Other accrued liabilities ............................................          6,879            2,447
                                                                           -----------      -----------
   Total current liabilities ..........................................        996,043        1,080,637
                                                                           -----------      -----------
DEFERRED INCOME TAXES (Note 6) ........................................         78,449           78,449
                                                                           -----------      -----------
STOCKHOLDERS' EQUITY:
 Common stock (no par, 2,000 shares authorized, 500 shares issued and
   450 shares outstanding) ............................................         50,000           50,000
 Retained earnings ....................................................     12,329,982       12,436,838
 Treasury stock (50 shares) ...........................................       (200,000)        (200,000)
                                                                           -----------      -----------
   Total stockholders' equity .........................................     12,179,982       12,286,838
                                                                           -----------      -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ............................    $13,254,474      $13,445,924
                                                                           ===========      ===========

                       See notes to financial statements.

                              ECONOMY HONDA CARS


                             STATEMENTS OF INCOME


Year ended December 31, 1997 and the three months ended March 31, 1997 and 1998





                                                                           Three months
                                                      Year ended          ended March 31,
                                                     December 31,  -----------------------------
                                                         1997           1997           1998
                                                   --------------- -------------- -------------
                                                                           (Unaudited)
REVENUES:
 Vehicle sales ...................................   $41,032,638    $10,367,163    $ 9,896,091
 Parts, service and collision repair .............     5,855,509      1,487,811      1,347,767
 Finance and insurance ...........................     1,383,106        428,935        272,379
                                                     -----------    -----------    -----------
   Total revenues ................................    48,271,253     12,283,909     11,516,237
COST OF SALES ....................................    41,291,627     10,255,797     10,026,232
                                                     -----------    -----------    -----------
GROSS PROFIT .....................................     6,979,626      2,028,112      1,490,005
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES .....     5,393,705      1,413,387      1,352,217
DEPRECIATION .....................................       130,996         23,259         35,021
                                                     -----------    -----------    -----------
OPERATING INCOME .................................     1,454,925        591,466        102,767
                                                     -----------    -----------    -----------
OTHER INCOME (EXPENSE):
 Interest expense -- floor plan (Note 3) .........        (2,791)          (842)        (1,593)
 Interest income .................................        75,852            614         38,151
 Other income ....................................       119,261         10,358         33,053
                                                     -----------    -----------    -----------
   Total other income ............................       192,322         10,130         69,611
                                                     -----------    -----------    -----------
INCOME BEFORE INCOME TAXES .......................     1,647,247        601,596        172,378
PROVISION FOR INCOME TAXES (Note 6) ..............       626,062        228,660         65,522
                                                     -----------    -----------    -----------
NET INCOME .......................................   $ 1,021,185    $   372,936    $   106,856
                                                     ===========    ===========    ===========

                       See notes to financial statements.

                              ECONOMY HONDA CARS


                      STATEMENTS OF STOCKHOLDERS' EQUITY


     Year Ended December 31, 1997 and the three months ended March 31, 1998



                                                                                                  Total
                                                Common        Retained         Treasury       Stockholders'
                                                 Stock        Earnings           Stock           Equity
                                              ----------   --------------   --------------   --------------
BALANCE AT DECEMBER 31, 1996 ..............    $50,000      $11,308,797       $ (200,000)     $11,158,797
 Net income ...............................         --        1,021,185               --        1,021,185
                                               -------      -----------       ----------      -----------
BALANCE AT DECEMBER 31, 1997 ..............     50,000       12,329,982         (200,000)      12,179,982
 Net income (unaudited) ...................         --          106,856               --          106,856
                                               -------      -----------       ----------      -----------
BALANCE AT MARCH 31, 1998 (unaudited) .....    $50,000      $12,436,838       $ (200,000)     $12,286,838
                                               =======      ===========       ==========      ===========

                       See notes to financial statements.

                               ECONOMY HONDA CARS


                           STATEMENTS OF CASH FLOWS


Year ended December 31, 1997 and the three months ended March 31, 1997 and 1998




                                                                                             Three months ended
                                                                             Year ended            March 31,
                                                                            December 31, ----------------------------
                                                                                1997          1997          1998
                                                                           ------------- ------------- -------------
                                                                                                 (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income ..............................................................  $1,021,185    $  372,936    $  106,856
                                                                            ----------    ----------    ----------
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation ..........................................................     130,996        23,259        35,021
   Loss on disposal of fixed assets ......................................       2,258            --            --
   Deferred income taxes .................................................     (39,266)           --            --
   Changes in assets and liabilities that related to operations:
    (Increase) decrease in accounts receivables ..........................    (432,900)     (537,205)      340,742
    Decrease in inventories ..............................................     789,447         5,905       989,692
    Decrease in prepaids and other current assets ........................     330,940       258,449            --
    Increase in trade accounts payable and accrued liabilities ...........     142,753       440,166        84,595
                                                                            ----------    ----------    ----------
     Total adjustments ...................................................     924,228       190,574     1,450,050
                                                                            ----------    ----------    ----------
     Net cash provided by operating activities ...........................   1,945,413       563,510     1,556,906
                                                                            ----------    ----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment .....................................    (196,016)      (35,521)       (2,130)
 Proceeds from sale of assets ............................................       4,685            --            --
 Principal collected on notes receivable .................................      47,358        13,925         7,845
                                                                            ----------    ----------    ----------
     Net cash provided by (used in) investing activities .................    (143,973)      (21,596)        5,715
                                                                            ----------    ----------    ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ................................   1,801,440       541,914     1,562,621
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...........................   2,032,744     2,032,744     3,834,184
                                                                            ----------    ----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................................  $3,834,184    $2,574,658    $5,396,805
                                                                            ==========    ==========    ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 -- Cash paid during the period for:
 Interest ................................................................  $   89,984    $   14,028    $    8,717
 Income taxes ............................................................  $  258,869    $   13,311    $  237,978

                       See notes to financial statements.

                              ECONOMY HONDA CARS


                         NOTES TO FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization and Business -- Economy Honda Cars (the "Company") operates an automotive dealership, service department, body shop and parts and accessories department in Chattanooga, Tennessee. The Company sells new and used cars and light trucks, sells replacement parts and accessories, provides vehicle maintenance, warranty, paint and repair services and arranges related financing and insurance. The Company sells new vehicles manufactured by Honda.

     Revenue Recognition -- The Company records revenue when vehicles are delivered to customers, and when vehicle service work is performed. Finance and insurance commission revenue is recognized principally at the time the contract is placed with the financial institution.

     Dealer Agreements -- The Company purchases substantially all of its new vehicles from the manufacturer at the prevailing prices charged by the manufacturer to its franchised dealers. The Company's sales could be unfavorably impacted by the manufacturer's unwillingness or inability to supply the dealership with an adequate supply of new vehicle inventory.

     The Company operates under a dealer agreement with the manufacturer. The Company's dealer agreement does not give it the exclusive right to sell the manufacturer's product within a given geographic area. The Company could be materially adversely affected if the manufacturer awards franchises to others in the same market where the Company is operating. A similar adverse affect could occur if existing competing franchised dealers increase their market share in the Company's market. The ability of the Company to acquire additional franchises from a particular manufacturer may be limited due to certain restrictions imposed by manufacturers. Additionally, the Company's ability to enter into significant acquisitions may be restricted and the acquisition of the Company's stock by third parties may be limited by the terms of the franchise agreement.

     Cash and Cash Equivalents -- The Company considers contracts in transit and all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents. Contracts in transit represent cash in transit to the Company from finance companies related to vehicle purchases and was $919,251 at December 31, 1997.

     Inventories -- Inventories of new and used vehicles, including demonstrators and parts and accessories, are valued at the lower of specific cost or market. Cost is determined using the last-in, first-out method ("LIFO") for new vehicles and parts and accessories.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives is as follows:


                                                Useful Lives
                                               -------------
      Buildings and improvements .............  7-31.5
      Office equipment and fixtures ..........   5-7
      Parts and service equipment ............   5-10
      Company vehicles .......................    5

     Expenditures for maintenance and repairs are expensed as incurred. Significant betterments are capitalized.

     Income Taxes -- The provision for income taxes includes federal and state taxes currently payable and deferred taxes. Deferred taxes are determined utilizing an asset and liability approach as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax basis of assets and liabilities. This method gives immediate effect to changes in income tax laws upon enactment. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

     Concentrations of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. At times, amounts invested with financial institutions may exceed FDIC insurance limits.

     Concentrations of credit risk with respect to receivables are limited primarily to automobile manufacturers and financial institutions. Credit risk arising from trade receivables from commercial customers is reduced by the large number of customers comprising the trade receivables balances. Trade receivables are concentrated in the Company's market area of Chattanooga, Tennessee.

                              ECONOMY HONDA CARS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES -- Continued

     Fair Value of Financial Instruments -- As of December 31, 1997 the fair value of the Company's financial instruments including accounts and notes receivables and trade accounts payable approximate their book values.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Advertising -- The Company expenses advertising costs in the period incurred. Advertising expense for 1997 amounted to $531,473.

     Interim Financial Information -- The accompanying unaudited financial information for the three months ended March 31, 1997 and 1998 has been prepared on substantially the same basis as the audited financial statements, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The results of interim periods are not necessarily indicative of results to be expected for the entire year.


2. NOTE RECEIVABLE

     At December 31, 1997, the Company had a note receivable from an unrelated party totaling $238,960. The note bore interest at 12% per annum and was payable in monthly installments of $6,293. On April 7, 1998, the note was purchased for cash by one of the Company's principal stockholders at the recorded book value of $231,115 at that date.


3. INVENTORIES AND RELATED NOTES PAYABLE --  FLOOR PLAN

     Inventories consist of the following:



                                   December 31,       March 31,
                                       1997             1998
                                  --------------   --------------
                                                     (Unaudited)
New vehicles ..................    $ 1,798,172       $2,627,048
Used vehicles .................      4,902,142        3,171,435
Parts and accessories .........        365,630          357,095
                                   -----------       ----------
                                     7,065,944        6,155,578
LIFO reserve ..................       (523,972)        (603,298)
                                   -----------       ----------
Total .........................    $ 6,541,972       $5,552,280
                                   ===========       ==========

     Had the Company used the first-in, first-out method of valuing new vehicles, parts and accessories inventory, pretax earnings would have been $1,819,742 in 1997.

     From time to time certain vehicles are pledged to collateralize floor plan notes payable to financial institutions. The floor plan notes bear interest, payable monthly on the outstanding balance at a rate that fluctuates with prime (8.5% at December 31, 1997). Total floor plan interest expense amounted to $2,791 in 1997. The notes payable are due when the related vehicle is sold; however, the Company generally pays floor plan as invoiced for vehicles during the year. There is no balance outstanding under such floor plan notes at December 31, 1997.

                              ECONOMY HONDA CARS
                   NOTES TO FINANCIAL STATEMENTS -- Continued


4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                         December 31,     March 31,
                                             1997            1998
                                        -------------- ---------------
                                                         (Unaudited)
Land ..................................  $    624,430   $    624,430
Buildings and improvements ............     1,922,175      1,923,579
Office equipment and fixtures .........       299,278        300,003
Parts and service equipment ...........       358,961        358,961
Company vehicles ......................        62,254         62,254
                                         ------------   ------------
                                            3,267,098      3,269,227
Less accumulated depreciation .........    (1,475,124)    (1,510,145)
                                         ------------   ------------
Property and equipment, net ...........  $  1,791,974   $  1,759,082
                                         ============   ============

5. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) plan, whereby substantially all of the employees of the Company meeting certain service requirements are eligible to participate. Contributions by the Company in 1997 were approximately $39,000.


6. INCOME TAXES

     The provision for income taxes consists of the following components for the year ended December 31, 1997:


  Current:
  Federal ................  $ 559,667
  State ..................    105,663
                            ---------
                              665,330
                            ---------
  Deferred:
  Federal ................    (33,061)
  State ..................     (6,207)
                            ---------
                               39,268
                            ---------
  Total ..................  $ 626,062
                            =========

     The reconciliation of the statutory federal income tax rate with the Company's federal and state overall effective income tax rate is as follows for the year ending December 31, 1997:


        Statutory federal rate .........     34.00%
        State income taxes .............      3.98%
        Miscellaneous ..................      0.03%
                                             -----
        Effective tax rates ............     38.01%
                                             =====

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.

                              ECONOMY HONDA CARS

6. INCOME TAXES -- Continued

     Deferred income tax assets and liabilities consist of the following at December 31, 1997:


       Deferred tax assets, primarily from differences relating to chargebacks ...........  $   85,528
       Deferred tax liabilities, primarily from differences relating to used car inventory
        reserve ..........................................................................    (337,488)
                                                                                            ----------
       Net deferred tax liabilities ......................................................  $  251,960
                                                                                            ==========

7. SUBSEQUENT EVENT

     On March 16, 1998, the Company entered into an agreement with Sonic Automotive, Inc. ("Sonic") whereby Sonic will purchase all of the outstanding capital stock of the Company for a total purchase price of $7.5 million plus an amount equal to the net book value of the assets of the Company. This purchase price will be paid in cash and convertible preferred stock of Sonic. Preferred stock will be issued for 51% of the total purchase price, not to exceed $5.1 million in liquidation preference as of the closing of the acquisition.